Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the previously filed Registration Statements of Illinois Tool Works Inc. on Form S-8 (File No.’s 333-22035, 333-37068, 333-75767 and 333-69542), Form S-4 (File No.’s 333-02671, 333-25471 and 333-88801) and Form S-3 (Files No.’s 33-5780 and 333-70691) and Premark International, Inc.’s previously filed Registration Statements on Form S-3 (File No.’s 33-35137 and 333-62105) of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph as to Illinois Tool Works Inc.’s change in its method of accounting for goodwill and intangible assets, and our audit procedures of the 2001 and 2000 transitional disclosures in the Goodwill and Intangible Assets note required by the change) appearing in this Annual Report on
Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 3, 2003